Exhibit 5

Republic of Chile

Ministry of Finance

Teatinos 120, Piso 12

Santiago, Chile

May 13, 2020

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Chile (the “Republic” or “Chile”) in connection with the Republic’s offering, pursuant to registration statements (Nos. 333-222495 and 333-235463) filed with the Securities and Exchange Commission (the “Commission”), under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) of US$1,458,000,000 aggregate principal amount of Chile’s 2.450% Notes due 2031 (the “Notes”) issued pursuant to an indenture dated as of December 12, 2014 (the “Base Indenture”), as amended and supplemented by the first supplemental indenture dated as of May 27, 2015 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Republic and The Bank of New York Mellon, as trustee (the “Trustee”). Registration statement No. 333-222495 and No. 333-235463, each as amended as of its most recent effective date, May 5, 2020 the date on which the most recent Form 18-K/A was filed as an amendment, insofar as they relate to the Notes (as determined for purposes of Rule 430B(f)(2) under the Securities Act), including the documents incorporated by reference therein, are herein collectively called the “Registration Statements”; the related prospectus dated January 16, 2020, included in the Registration Statements as filed with the Commission, including the documents incorporated by reference therein, is herein called the “Base Prospectus”; the related preliminary prospectus supplement dated May 5, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated May 5, 2020, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

Ministry of Finance of the Republic of Chile, p. 2

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statements;

(b)	the Final Prospectus;

(c)	an executed copy of the Indenture and an executed copy of the First Supplemental Indenture;

(d)	an executed copy of the Authorization Certificate related to the Notes, dated as of May 12, 2020, pursuant to which the terms of the Notes were established;

(e)	a facsimile copy of the Notes in global form, as executed by the Republic and authenticated by the Trustee; and

(f)	a copy of the executed underwriting agreement relating to the Notes, dated as of May 5, 2020, between the Republic and the underwriters named therein (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials and representatives of the Republic and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Notes have been duly authenticated in accordance with the terms of the Indenture and paid in accordance with the terms of the Underwriting Agreement.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that the Notes are valid, binding and enforceable obligations of the Republic.

In giving the foregoing opinion, (i) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Notes enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience normally would be applicable in relation to the Indenture and the Notes), (ii) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, to general principles of equity, and (iii) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

We note that the designation in Section 9.7(b) of the Indenture and Paragraph 16(b) of the terms and conditions of the Notes of the U.S. federal courts sitting in The City of New York as a venue for actions or proceedings relating to the Indenture and the Notes is

Ministry of Finance of the Republic of Chile, p. 3

(notwithstanding the waiver in Section 9.7(e) of the Indenture and Paragraph 16(e) of the terms and conditions of the Notes) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such federal court is an inconvenient forum for such action or proceeding.

In addition, we note that the enforceability in the United States of the waiver of immunities from court jurisdiction and from legal process by the Republic set forth in Section 9.7(e) of the Indenture, and Paragraph 16(e) of the terms and conditions of the Notes, is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We express no opinion as to the enforceability of Paragraph 17 of the terms and conditions of the Notes relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 3 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2019 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and “Validity of the Notes” in the Final Prospectus Supplement. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. We assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Andrés de la Cruz
Andrés de la Cruz, a Partner